As filed with the Securities and Exchange Commission on August 7, 2019

Registration Statement File No. 333-90363

Registration Statement File No. 333-145295

Registration Statement File No. 333-185023

Registration Statement File No. 333-189503

Registration Statement File No. 333-225032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-90363

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-185023

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189503

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-225032

Under

the Securities Act of 1933

THESTREET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-1515824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Wall Street, 15th Floor New York, New York	10005
(Address of principal executive offices)	(Zip code)

Amended and Restated 1998 Stock Incentive Plan

2007 Performance Incentive Plan

Nonqualified Stock Option Awards

(Full title of the plans)

James C. Heckman

Chief Executive Officer

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe, LLP

711 Third Avenue

New York, New York 10017

(212) 907-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by TheStreet, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

●	Registration Statement on Form S-8 (File No. 333-90363), filed with the Commission on November 5, 1999 registering 739,634 shares of Common Stock for issuance under the Amended and Restated 1998 Stock Incentive Plan;

●	Registration Statement on Form S-8 (File No. 333-145295), filed with the Commission on August 9, 2007 registering 1,474,702 shares of Common Stock for issuance under the TheStreet, Inc. 2007 Performance Incentive Plan (the “2007 Plan”);

●	Registration Statement on Form S-8 (File No. 333-185023), filed with the Commission on November 16, 2012 registering (i) 3,000,000 shares of Common Stock for issuance under the 2007 Plan and (ii) 1,625,360 shares of Common Stock to be issued pursuant to non-plan options;

●	Registration Statement on Form S-8 (File No. 333-189503), filed with the Commission on June 20, 2013 registering (i) 3,500,000 shares of Common Stock for issuance under the 2007 Plan, (ii) 325,000 shares issuable pursuant to the Agreement for Grant of Non-Qualified Stock Options dated as of February 25, 2013 between the Company and John C. Ferrara, and (iii) 200,000 shares issuable pursuant to similar grants of a non-qualified stock option outside the 2007 Plan as an inducement grant to a non-executive officer; and

●	Registration Statement on Form S-8 (File No. 333-225032), filed with the Commission on May 18, 2018 registering (i) 5,200,000 shares of Common Stock for issuance under the 2007 Plan, and (ii) 2,350,000 shares issuable pursuant to grants of a non-qualified stock options outside the 2007 Plan.

On August 7, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 11, 2019, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 12, 2019, (the “Merger Agreement”), by and among the Company, TheMaven, Inc. a Delaware corporation (“Maven”), and TST Acquisition Co., Inc. a Delaware corporation and indirect wholly owned subsidiary of Maven (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Maven.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares held by the Company, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware) were cancelled and converted into the right to receive, (i) an amount in cash equal to $3.09183364 per share of Company Common Stock, par value $0.01 per share, and (ii) one contractual contingent value right per share of Company Common Stock.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated as of the date hereof all offerings of its securities pursuant to the Registration Statements. By filing these Post-Effective Amendments, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with undertakings made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on August 7, 2019.

THESTREET, INC.

By:	/s/ James C. Heckman
Name:	James C. Heckman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ James C. Heckman	Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2019
James C. Heckman

/s/ Douglas Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2019
Douglas Smith